Exhibit 16




April 24, 1998




Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Haynes International, Inc. (copy attached), which we understand will be filed with the commission, pursuant to
Item 4 of Form 8-K/A, as part of the company's Form 8-K/A report for the month of March, 1998. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,

/s/ COOPERS & LYBRAND LLP

Coopers & Lybrand L.L.P.